Exhibit 10.5

FIRST AMENDMENT TO THE

CASH AMERICA INTERNATIONAL, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(as amended and restated effective January 1, 2009)

THIS AMENDMENT to the Cash America International, Inc. Supplemental Executive Retirement Plan (the “Plan”) is made by the Administrative Committee of the Plan (the “Administrative Committee”).

W I T N E S S E T H :

WHEREAS, Cash America International, Inc. (the “Controlling Company”) maintains the Plan for the benefit of its eligible employees; and

WHEREAS, Section 10.1 of the Plan provides that the Administrative Committee has the authority to amend the Plan at any time; and

WHEREAS, the Controlling Company owns all of the currently issued and outstanding common stock of Enova International, Inc. (“Enova”); and

WHEREAS, Enova intends to establish its own supplemental executive retirement plan (the “Enova SERP”); and

WHEREAS, the Administrative Committee desires to amend the Plan to (i) permit a spinoff of rabbi trust assets and liabilities related to participants’ employment with Enova or any of its subsidiaries from the Plan to the Enova SERP; and (ii) make such other changes as indicated herein;

NOW, THEREFORE, the Plan is hereby amended as follows, effective upon execution of this Amendment:

1.	Section 2.3 is amended in its entirety to read as follows:

2.3	Cessation of Eligibility.

Unless otherwise designated by the Controlling Company, in its sole discretion, each Participant who ceases to be an active Discretionary-Eligible Employee or Supplemental-Eligible Employee shall cease to be eligible to receive any Discretionary and/or Supplemental Contributions, respectively, under the Plan for any period following such date. The Controlling Company may, in its sole discretion, remove an employee from active participation in the Plan as of the first day of the following Plan Year (or any other date specified by the Controlling Company), if, as of any day during a Plan Year, he ceases to satisfy the criteria which qualified him as an Eligible Employee. Even if his active participation in the Plan ends, an employee shall remain an inactive Participant in the Plan until the earlier of (i) the date the full amount of his vested Account (if any) is distributed from the Plan, (ii) the date he again becomes an Eligible Employee and recommences active participation in the Plan, or (iii) the date his Account is transferred to a successor plan as described in Section 5.10. During the period of time that an employee is an inactive Participant in the Plan, his vested Account shall continue to be credited with earnings as provided for in Section 3.5.

2.	The last sentence of Section 3.1(a) is amended to read as follows:

Each Account of a Participant shall be maintained until the vested value thereof has been distributed to or on behalf of such Participant or his Beneficiary or transferred to a successor plan.

3.	Section 5.8 is amended in its entirety to read as follows:

5.8	Offset of Post-409A Account by Amounts Owed to the Company.

Notwithstanding anything in the Plan to the contrary, the Administrative Committee may, in its sole discretion, offset a Participant’s Post-409A Account by any amount owed by such Participant or Beneficiary (whether or not such obligation is related to the Plan) to an Affiliate. Notwithstanding the foregoing, no such offset will apply if such offset will apply before the Post-409A Account is otherwise payable to the Participant or Beneficiary under the Plan, unless the following requirements are met: (i) the debt owed was incurred in the ordinary course of the service relationship between the Participant and the Affiliates, (ii) the entire amount of offset to which this sentence and similar provisions in other nonqualified deferred compensation plans of Affiliates applies in a single taxable year does not exceed $5,000, (iii) the offset occurs at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant or Beneficiary, and (iv) in the case of a Participant who is a Key Employee on the date he Separates from Service, the offset does not occur within six months after the date the Participant Separates from Service.

4.	A new Section 5.10 is added to the Plan to read as follows:

5.10	Transfers to Successor Plans

The Administrative Committee, in its sole discretion, may cause the Plan to transfer to another nonqualified deferred compensation plan (in connection with a spin-off, change in control, disaffiliation or similar transaction, or in connection with an Affiliate’s establishment of a separate nonqualified deferred compensation plan) all or part of the liabilities associated with Accounts maintained under the Plan, subject to such rules and requirements as the Administrative Committee may deem appropriate. Any such transfer will be made, and Accounts will be administered following such transfer, in accordance with the terms of the Code (including, without limitation, Code Section 409A). Upon the effectiveness of any such transfer, the Plan will have no further responsibility or liability with respect to the transferred liabilities. In connection with such transfer, assets may be transferred from the Trust to a successor rabbi trust established for the successor nonqualified plan if permitted by the Controlling Company.

5.	Section 8.2 is amended in its entirety to read as follows:

8.2	Trust.

The Company may transfer all or any portion of the funds necessary to fund benefits accrued hereunder to the Trustee to be held and administered by the Trustee pursuant to the terms of the Trust Agreement. To the extent provided in the Trust Agreement and subject to Section 5.10, each transfer into the Trust Fund shall be irrevocable as long as the Company has any liability or obligations under the Plan to pay benefits, such that the Trust property is in no way subject to use by the Company; provided, it is the intent of the Company that the assets held by the Trust are and shall remain at all times subject to the claims of the general creditors of the Company. No Participant or Beneficiary shall have any interest in the assets held by the Trust or in the general assets of the Company other than as a general, unsecured creditor. Accordingly, the Company shall not grant a security interest in the assets held by the Trust in favor of the Participants, Beneficiaries or any creditor.

6.	Except as specified herein, the Plan will remain in full force and effect.

IN WITNESS WHEREOF, the Controlling Company has caused its duly authorized officer to execute this Amendment on the date written below.

CASH AMERICA INTERNATIONAL, INC.

By:	Curtis Linscott

Name:	J. Curtis Linscott

Title:	Executive Vice President

Date:	June 28, 2012

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